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                                                                Exhibit 23(L)(6)

                                    FORM OF
                              PURCHASE AGREEMENT

        The Commerce Funds (the "Trust"), a Delaware business trust, and Goldman, Sachs & Co. ("Goldman"), a New York General Partnership, hereby agree with each other as follows:

        1. The Trust hereby offers Goldman and Goldman hereby purchases 1 share of each of Series G-2 sharers and Series H-2 shares representing interests in Service Shares of each of the Commerce National Tax-Free Intermediate Bond Fund and the Commerce Missouri Tax-Free Intermediate Bond Fund, respectively at a purchase price of US $10.00 per Share. Goldman hereby acknowledges purchase of the Shares and the Trust hereby acknowledges receipt from Goldman of Funds in the amount of US $20.00 in full payment of the Shares.

        2. All Shares offered and purchased in this Agreement are hereby being made in a private offering.

        3. Goldman represents and warrants to the Trust that all Shares purchased in this Agreement are being acquired for investment purposes and not with a view to the distribution thereof.

        IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed the Agreement as of ________, 200_.


Attest:                                 THE COMMERCE FUNDS



                                        By:
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                                        Title:
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Attest:                                 GOLDMAN, SACHS & CO.



                                        By:
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                                        Title:
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